Exhibit 5

                      INVESTMENT ADVISORY AGREEMENT
                                 BETWEEN
                         THE KAUFMANN FUND, INC.
                                   AND
                  EDGEMONT ASSET MANAGEMENT CORPORATION
                  -------------------------------------

    AGREEMENT made this 14th day of January, 1993, by and between THE KAUFMANN FUND, INC., a Maryland corporation (hereinafter called the "Fund"), and EDGEMONT ASSET MANAGEMENT CORPORATION, a New York corporation
(hereinafter called the "Advisor").

    The Fund and the Advisor hereby agree as follows:

    1. Duties of the Advisor. The Advisor shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the Fund's portfolio, the nature and timing of the changes therein and the manner of implementing such changes and (ii) provide the Fund with such investment advisory, research and related services as the Fund may, from time to time, reasonably require for the investment of its funds. The Advisor shall perform such duties in accordance with the applicable provisions of the Fund's Certificate of Incorporation, By-laws and current prospectus and current statement of additional information, and any directions it may receive from the Fund's Board of Directors.

    2. Expenses Payable by the Fund. Except as otherwise provided in Paragraphs 1 and 3 hereof, the Fund shall be responsible for effecting sales and redemptions of its shares, for determining the net asset value thereof and for all of its other operations and shall pay all administrative and other costs and expenses attributable to its operations and transactions, including, without limitation, transfer agent and custodian fees; legal, administrative and clerical services; rent not to exceed fair market value for its office space and facilities; auditing; preparation, printing and distribution of its prospectuses, proxy statements, stockholders reports and notices; cost of supplies and postage; Federal and state registration fees; Federal, state and local taxes; non-affiliated directors' fees; interest on its bank loans; and brokerage commissions.

    3. Expenses Payable by the Advisor. The Advisor shall furnish, without expense to the Fund, the services of those of the Advisor's officers and full-time employees who may be duly elected executive officers or directors of the Fund, subject to their individual consent to serve and to any limitations imposed by Law, and shall pay all of the salaries and expenses of the Fund's executive officers. For purposes of this Agreement, only the President, any Vice President and the Treasurer of the Fund shall be deemed to be executive officers of the Fund. The Advisor shall also pay (a) any expenses incurred by the Fund in connection with its promoting the sale of its

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shares, including advertising, compensation of sales personnel, the printing and mailing of prospectuses to other than current stockholders and the printing and mailing of sales literature, except to the extent provided under the Fund's Distribution Plan pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, and (b) all expenses which it may incur in performing its duties under Paragraph 1 hereof, and shall reimburse the Fund for any space leased by the Fund and occupied by the Advisor. In the event the Fund shall qualify its shares for sale in any jurisdiction the applicable statutes or regulations of which expressly limit the amount of the Fund's total annual expenses, the Advisor shall reduce its annual investment advisory fee to the extent that the Fund's total annual expenses (other than brokerage commissions and other capital items, interest, taxes, extraordinary items and other excludable items, charges, costs and expenses) exceed the regulations of any such jurisdiction, so long as the Fund remains so qualified in such jurisdiction.

    4. Compensation of the Advisor. The Fund shall pay to the Advisor and the Advisor shall accept as compensation for the services which it provides by the Advisor hereunder, a fee equal to 1-1/2% per annum of the Fund's average total net assets at the close of business on each day that the value of its net assets is computed during each fiscal year. Such compensation shall be accrued on the Fund's books at the close of business on each day that the value of the Fund's net assets is computed during each year and shall be payable to the Advisor monthly, on the last day of each month, and adjusted as of year-end if required.

    5. Brokerage Commissions. The Advisor is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Fund to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Advisor's overall responsibilities with respect to the Fund.

    6. Limitations on the Employment of the Advisor. The services of the Advisor to the Fund shall not be deemed exclusive, and the Advisor may engage in any other business or render similar or different services to others so long as its services to the Fund hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Advisor to engage in any other business or to devote his time and attention in part to any other business, whether of a similar or dissimilar nature. So long as this Agreement or any extension, renewal or amendment remains in effect, the Advisor shall be the only investment adviser to the Fund, subject to the Advisor's right to enter into sub-advisory agreements. The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder, and shall not be responsible for any action of or direction by the Fund's Board of Directors, or any committee thereof, or any omission by any of them, unless such action or omission has been caused by the Advisor's gross negligence, willful malfeasance, bad faith or reckless disregard of its obligations and duties under this Agreement.

    7. Responsibility of Dual Directors, Officers and/or Employees. If any person who is a director, officer or employee of the Advisor is or becomes a director, officer and/or employee of the Fund and acts as such in any business of the Fund pursuant to this Agreement, then such director, officer and/or employee of the Advisor shall be deemed to be acting in such capacity solely for the Fund, and not as a director, officer or employee of the Advisor or under the control or direction of the Advisor, although paid by the Advisor.

    8. Protection of the Advisor. The Advisor shall not be liable to the Fund for any action taken or omitted to be taken by the Advisor in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Fund, and the Fund shall indemnify the Advisor and hold it harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement) incurred by the Advisor in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon any action actually or allegedly taken or omitted to be taken by the Advisor in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Fund. Notwithstanding the provisions of the preceding sentence of this Paragraph 8, nothing contained herein shall protect or be deemed to protect the Advisor against, or entitle or be deemed to entitle the Advisor to indemnification in respect of, any liability to the Fund or its security holders to which the Advisor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

    Determination of whether and the extent to which the Advisor is entitled to indemnification hereunder shall be made by reasonable and fair means, including (a) a final decision on the merits by a court or other body before whom the action, suit or other proceeding was brought that the Advisor was not liable by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or (b) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Advisor was not liable by reason of such misconduct by (i) the vote of a majority of a quorum of the directors of the Fund who are neither "interested persons" of the Fund (as defined in Section 2(a)(19) of the Investment Company Act of 1940) nor parties to the action, suit or other proceedings or (ii) an independent legal counsel in a written opinion.

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    9.  Effectiveness, Duration and Termination of Agreement.  This
Agreement was approved by the Fund's Board of Directors, including by a majority of the disinterested Directors, and by the Fund's sole shareholder on January 14, 1993. This Agreement shall become effective on the first day following the effective date of the merger by and between The Kaufmann Fund, Inc., a New York corporation and the Fund, as survivor of the merger. This Agreement shall remain in effect until October 30, 1993, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Fund's Board of Directors, or (b) the vote of a majority of the Fund's outstanding voting shares, provided that in either event the continuance is also approved by a majority of such directors who are not parties to this Agreement or "interested persons" (as such term is defined in the Investment Company Act of 1940) of any such party, cast in person at a meeting called for the purpose of voting on such approval.
This Agreement may be terminated at any time, without the payment of any penalty, on 60 days written notice by the vote of a majority of the Fund's outstanding voting securities or by the vote of a majority of the Fund's Board of Directors or by the Advisor, and will automatically terminate in the event of its "assignment" (as such term is defined in the Investment Company Act of 1940); provided, however, that the provisions of Paragraph 8 of this Agreement shall remain in full force and effect, and the Advisor shall remain entitled to the benefits thereof, notwithstanding any such termination. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                        THE KAUFMANN FUND, INC.
Attest:


/s/ Lawrence Auriana                    By /s/ Hans P. Utsch
-------------------------------------      -----------------------------------
    Lawrence Auriana, Secretary                Hans P. Utsch, President



                                        EDGEMONT ASSET MANAGEMENT
                                            CORPORATION
Attest:


/s/ Olga Mendez                         By /s/ Lawrence Auriana
-------------------------------------      -----------------------------------
    Olga Mendez, Secretary                     Lawrence Auriana, President